Exhibit 99.(a)

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “EVOLUTION INVESTMENT TRUST”, FILED IN THIS OFFICE ON THE EIGHT DAY OF SEPTEMBER, A.D. 2008, AT 7:47 O’CLOCK P.M.

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:48 PM 09/08/2008
FILED 07:47 PM 09/08/2008
SRV 080935593 – 4597206 FILE

CERTIFICATE OF TRUST
OF
EVOLUTION INVESTMENT TRUST

This certificate of Trust has been duly executed and is being filed in order to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

The undersigned hereby certifies as follows:

1. Name.  The name of the statutory trust formed hereby is: “Evolution Investment Trust” (the “Trust”).

2. Registered Investment Company.  The Trust is, or will become prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company under the investment Company Act of 1940, as amended.

3. Registered Office and Registered Agent.  In accordance with §3807(b), the registered office of the Trust in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned, being the sole initial Trustee of the Trust, has duly executed this Certificate of Trust as of the 8th day of September 2008.

/s/ Damian Omar Valdez
Damian Omar Valdez
Trustee